Exhibit 99.1

	Contacts:	William J. Dale Chief Financial Officer Lucas Energy, Inc. (713) 528-1881
For Immediate Release		Carol Coale / Ken Dennard Dennard ▪ Lascar Associates, LLC (713) 529-6600

LUCAS ENERGY TO RAISE $3.45 MILLION IN
REGISTERED DIRECT OFFERING OF
COMMON STOCK WITH IRONMAN ENERGY CAPITAL & OTHERS

Company Begins Low-Cost Well Re-Entries in Austin Chalk

HOUSTON, TEXAS – September 4, 2013 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its main operations in Texas, today announced it entered into an agreement with Ironman Capital Management, LLC for two of its energy sector funds to purchase a total of approximately $3.33 million of the Company’s common stock.  The transaction was priced at $1.17 per share, a 5% discount to the per share closing price on Tuesday, September 3, 2013 when the deal was priced.  Other investors purchased $0.12 million worth of shares under the same terms and conditions which was a straight discounted equity purchase devoid of warrants or other incentives.  Euro Pacific Capital, Inc. acted as the sole placement agent in connection with the expected $3.45 million offering.  The closing of the offering is expected to take place on or about September 6, 2013 subject to the satisfaction of customary closing conditions.

“We are pleased to have Ironman, a highly-regarded energy specialist, as an investor in our Company,” said Anthony C. Schnur, Chief Executive Officer of Lucas Energy.  “This transaction is consistent with our strategy to finance our growth with a series of capital raises.  Under our ‘grow into growth’ strategy, we plan to develop our reserves in stages, beginning with lower-cost opportunities to enhance production and moving toward higher-producing targets.

“Following the closing of the previously-announced loan financing earlier last month, we began a low-cost well clean-out program in Gonzales County which will continue over the next three months.  The proceeds from the equity raise will allow us to reach the next stage of our plan to drill new laterals from our existing wells in the Austin Chalk and deepen existing Buda wells to the Glen Rose formation, which is expected to commence within the next 60 days,” said Mr. Schnur.

Bryan Dutt, President of Ironman added, “We believe there is tremendous inherent value in LEI which could be unlocked by this financing.”

The common stock is being offered pursuant to a shelf registration statement on Form S-3 (Registration Number 333-188663), which was declared effective by the SEC on May 24, 2013.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When filed with the SEC, copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov.

About Lucas Energy, Inc.

Lucas Energy is an asset-rich, independent oil and gas company developing its significant acreage positions in the Eagle Ford, Austin Chalk, Eaglebine and Buda & Glen Rose resource plays.  Based in Houston, Texas, Lucas Energy’s new management team is committed to creating shareholder value through developing its asset base, improving operating efficiencies, and building a strong balance sheet.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

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